Industry Veteran Chuck Leitner Named President of Berkshire

Boston - October 25, 2013 - Real estate industry veteran Charles B. Leitner III has been named President of Berkshire Group, a leading property investment, management and development firm. The announcement was made here today by George Krupp, Berkshire’s co-founder and CEO.

Leitner, the former Global Head of RREEF and most recently chairman and CEO of the ULI Greenprint Center for Building Performance, will report to Krupp and oversee the day-to-day operations of Berkshire’s funds management as well as its entity level investment business. In the multifamily sector, the company has been one of the industry’s most active and diversified investors for more than 40 years.

George Krupp, said: “Berkshire will continue to concentrate on funds management in the multifamily sector and invest in real estate operating companies at the entity-level, while prudently expanding its business over time as part of a carefully considered strategic plan. Bringing Chuck Leitner into the company adds to our executive team and provides exceptional leadership experience as we look to evolve and augment investment management services to our growing number of institutional clients,” he said.

Berkshire owns and manages over 30,000 apartment units in its nationwide portfolios and manages three multifamily funds for 51 pension funds and other institutional clients. Its venture capital group holds stakes in hotel, medical office and senior living companies. Founded by brothers George and Douglas Krupp in 1969, the company has been a major U.S. player in owning, developing, managing, financing and servicing multifamily assets. Douglas Krupp is a senior advisor in the company.

Leitner said: “Berkshire has a strong reputation as one of the industry’s most experienced investment and operating platforms with an exceptional team of professionals. I look forward to joining with the Krupps as well as David Olney, Larry Ellman, and our other leaders to enhance Berkshire’s platform and services further, helping drive performance on behalf of our clients,”

Over a 24-year career at RREEF, Leitner helped build the firm into one of the leading real estate investment advisors with $80 billion in assets under management. He joined RREEF in 1988 and assumed overall responsibility for RREEF’s U.S. real estate acquisition business in 2001. After Deutsche Bank acquired RREEF in 2002, Leitner became the global head of RREEF, leading the worldwide integration of the real estate and infrastructure businesses of Deutsche Asset Management under the RREEF brand.

As a leading industry voice for sustainability and energy efficiency, Leitner recently headed the ULI Greenprint Center, a nonprofit global alliance of real estate investors committed to reduce greenhouse gas emissions and lower energy consumption while enhancing value in property portfolios. Prior to joining RREEF, Leitner was associated with TIAA and GE Capital in real estate finance. He has served as a director for Dexus, a listed property trust in Australia, and DB Real Estate Investment GmbH, a German-based manager of global real estate funds. He is a trustee of the Urban Land Institute and a member of the Board of Directors of the Pension Real Estate Association. Leitner graduated from the University of Pennsylvania where he currently serves as a member of the Board of Trustees and as a member of the Athletic Board of Overseers, the Penn Medicine Board of Trustees, and the Penn Design Board of Overseers.

About Berkshire
Operating since 1969 in the private and public markets, Berkshire comprises a prominent group of U.S. real estate businesses, investing in and managing apartments and property-related companies on behalf of institutional investors. Berkshire owns and manages over 30,000 apartment units in its nationwide portfolios. Its venture capital group holds stakes in hotel, medical office and senior living companies. Vertically-integrated as an investor-lender-operator-developer, the firm is headquartered in Boston with nine offices nationwide and approximately 850 employees.